Exhibit (d)(13)

EXECUTION COPY

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI, L.P.

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI (PARALLEL), L.P.

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

C/O HELLMAN & FRIEDMAN LLC

ONE MARITIME PLAZA, 12TH FLOOR

SAN FRANCISCO, CALIFORNIA 94111

February 24, 2008

Abe Investment, L.P.

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Re:	Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Abe Investment, L.P., a Delaware limited partnership (“Parent”), Abe Acquisition Corp., a Delaware corporation (“Merger Sub”), and Getty Images, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A hereto are collectively referred to herein as the “Investors”.

1. Commitment. This letter confirms the several, and not joint, commitment of each of the Investors, subject to the conditions set forth herein, to purchase (or cause to be purchased) a portion of the equity of Parent as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to the dollar commitment set forth next to such Investor’s name on Schedule A hereto (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the aggregate Merger Consideration, aggregate Option Consideration and aggregate RSU Consideration and any other amounts required to be paid in connection with the Merger pursuant to and in accordance with the Merger Agreement, to refinance indebtedness of the Company and to pay related expenses, provided that none of the Investors (or its permitted assignees) shall, under any circumstances, be obligated to purchase any equity of Parent for a purchase price in excess of its respective Commitment. The obligation of each of the Investors (or its assignees) to fund the Commitment (a) is subject to (i) the terms of this letter, (ii) the satisfaction or waiver by Parent (which waiver by Parent must have been consented to by each of the Investors) of all conditions precedent to Parent’s and Merger Sub’s obligations to effect the Closing, (iii) the substantially simultaneous closing of the financing under the Debt Commitment Letters and (iv) the substantially simultaneous contribution of the shares of Company Common Stock pursuant to the Rollover Commitment Letter and (b) subject to the foregoing clause (a), will occur contemporaneous with the Closing and the simultaneous issuance to each of the Investors of the Subject Equity Securities. The amount to be funded under this Agreement will be reduced in the manner designated by the Sponsor (as defined below) in the event that Parent does not require all of the equity financing with respect to which the Investors have made their Commitments in order to fund the transactions contemplated by the Merger Agreement.

2. Termination. Each Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) termination of the Merger Agreement in accordance with its terms, and (b) the assertion by the Company or any of its Affiliates in any litigation or other proceeding of any claim against any of the Investors, Parent, Merger Sub or any of their Affiliates relating to this letter, the Limited Guarantee, the Merger Agreement or any of the transactions contemplated hereby or thereby. Upon termination of this letter, the Investors shall not have any further obligations or liabilities hereunder.

3. Assignment; No Modification; Entire Agreement. (a) The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of the other parties and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, each Investor may assign all or a portion of its obligations to fund its Commitment to any Person, provided that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.

(b) This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

(c) This letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4. No Third Party Beneficiaries. This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person (including the Company) other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter.

5. Limited Recourse; Enforcement. (a) Notwithstanding anything that may be expressed or implied in this letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitments provided herein, agrees and acknowledges that no Person other than the Investors shall have any obligations hereunder and that, notwithstanding that the Investors or any of their permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the Investors or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (each, other than the Investors, a “Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of any of the Investors against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of any of the Investors or any of their successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

(b) This letter may only be enforced by Parent at the direction of the Sponsor in its sole discretion. Parent shall have no right to enforce this letter unless directed to do so by the Sponsor in its sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter. For purposes of this letter, the “Sponsor” means Hellman & Friedman Capital Partners VI, L.P.

(c) Concurrently with the execution and delivery of this letter, the Sponsor is executing and delivering to the Company a Limited Guarantee related to Parent’s and Merger Sub’s obligations under the Merger Agreement. The Company’s remedies against the Sponsor under the Limited Guarantee shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the Investors or any Related Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the breach of any Investor of its obligations under this letter.

6. Confidentiality. This letter shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Investor. Notwithstanding the foregoing, a copy of this letter may be provided to the Company if the Company agrees to treat the letter as confidential, except that the Company may disclose the existence of this letter to the extent required by law or the rules and regulations of the New York Stock Exchange.

7. Governing Law; Jurisdiction; Service of Process. (a) This letter, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter or as an inducement to enter into this letter) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b) Any legal action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this letter and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this letter or the transactions contemplated hereby may not be enforced in or by such courts.

(c) Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this letter shall be properly served or delivered if delivered to the addresses set forth in this letter for each of the parties in the manner contemplated by Section 8.8 of the Merger Agreement.

(d) The consents to jurisdiction set forth in this paragraph 7 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph 7 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Counterparts. This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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Very truly yours,

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI, L.P.

By:	Hellman & Friedman Investors VI, L.P., its general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Managing Director

HELLMAN & FRIEDMAN CAPITAL PARTNERS VI (PARALLEL), L.P.

By:	Hellman & Friedman Investors VI, L.P., its general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Managing Director

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P., its general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Managing Director

[Signature Page to Equity Commitment Letter]

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

By:	Hellman & Friedman Investors VI, L.P., its general partner

	By:	Hellman & Friedman LLC, its general partner

		By:	/s/ Georgia Lee
		Name:	Georgia Lee
		Title:	Managing Director

Accepted and acknowledged as of the date first written above:

ABE INVESTMENT, L.P.

By:	Abe GP LLC, its general partner

	By:	Hellman & Friedman Capital Partners VI, L.P., its managing member

		By:	Hellman & Friedman Investors VI, L.P., its general partner

			By:	Hellman & Friedman LLC, its general partner

				By:	/s/ Georgia Lee
				Name:	Georgia Lee
				Title:	Managing Director

[Signature Page to Equity Commitment Letter]